150 Allen Road, Suite 201 Basking Ridge, New Jersey 07920 USA Phone: 973-290-0097

January 29, 2020

Mr. Joshua Lev

Dear Mr. Lev,

On behalf of ElectroCore, Inc., a Delaware corporation (the “Company”), I am pleased to offer you a position as Vice President of Business Development, Strategy and Financial Planning effective as of February 3, 2020 or such other date as we shall mutually agree. This offer and your employment are subject to the successful completion of the Company’s standard background check. In this role, you will report to Brian Posner, Chief Financial Officer.

This letter, when signed by you, will constitute our agreement (the “Agreement”) concerning your role as an employee of the Company.

1.       Duties; Termination. During the term of this Agreement, you hereby agree to serve in the capacity noted above (or such other capacity as we shall mutually hereafter agree) and to perform such services as are customarily required of such position and as are assigned to you by the Company’s Chief Financial Officer, or other authorized senior executive.

As of February 3, 2020, and through the remainder of your term of employment with the Company, you shall devote your full business time to your duties to the Company or its affiliates and you shall not engage in any other business activities without the prior written consent of the Company. Either party may terminate this Agreement at any time by providing the other with written notice of such termination.

2.       Compensation. As full compensation for your service to the Company hereunder and in consideration of the other covenants contained herein, you shall receive:

(a) during the term of your employment, an annual salary of $275,000 less applicable withholding taxes and other deductions, paid semi-monthly in accordance with the Company’s customary payroll practices (as such amount may be adjusted from time to time at the Company’s discretion);

(b) an annual discretionary bonus, targeted at 35% of your base salary, based on your individual performance as well as the performance of the Company. Such bonus shall be paid, if at all, at the discretion of the Company’s Board of Managers and you must be employed with the Company on the bonus payment date to receive any such bonus;

(c) during the term of your employment, healthcare benefits as may be provided from time to time by the Company to its employees generally; participation in the Company’s 401(k) plan; and 15 days of paid time off (PTO) annually. This PTO is in addition to 5 days of paid sick leave and 12 company paid holidays annually (which may vary based on the Company issued annual holiday calendar). A package describing certain of these benefits is attached;

150 Allen Road, Suite 201 Basking Ridge, New Jersey 07920 USA Phone: 973-290-0097

(d) subject to the approval by the Compensation Committee of the Company’s Board of Directors, a one-time grant of a stock option to purchase 250,000 shares of the Company’s common stock. Such option grant will be made pursuant to the Company’s standard Stock Option Agreement (a copy of which will be provided to you after grant and which you will be required to execute as a condition to such grant) and its Omnibus Equity Incentive Plan. The Stock Options will vest 25% on the one-year anniversary of your Start Date and the balance to vest in equal annual installments of the succeeding three-year period (subject to your being employed by the Company on any applicable vesting date). The strike price of the options will be at least $1.50 per share and no greater than the closing price on the date of grant.

(e) subject to the approval by the Compensation Committee of the Company’s Board of Directors, 50,000 Restricted Stock Units (the “RSUs”) of the Company’s Common Stock to vest 25% on the one-year anniversary of your Start Date and the balance to vest in equal annual installments over the succeeding three-year period (subject to your being employed by the Company on any applicable vesting date).

3.       At-Will Employment. You acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company (acting through its Board of Directors or an officer expressly authorized to so act) may terminate your employment with the Company at any time and for any reason (or no reason) upon notice to the other party.

The Company agrees that you shall be covered by the Company’s Executive Severance Policy. A copy of such policy, as currently in effect, has been provided to you.

4.       Confidential Information and IP Assignment. You hereby agree to execute and be bound by the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which has been provided to you.

5.       Miscellaneous. This Agreement, together with the documents referred to herein, contains the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a written instrument signed by you and the Company. Because of the personal nature of the services to be rendered by you under this Agreement, you may not assign this agreement without the prior written consent of the Company. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

6.       Governing Law; Jurisdiction. This Agreement shall be governed in accordance with the laws of the State of New Jersey. The parties hereto consent to the jurisdiction of the courts of the State of New Jersey for all disputes arising pursuant to this Agreement.

150 Allen Road, Suite 201 Basking Ridge, New Jersey 07920 USA Phone: 973-290-0097

If you are in agreement with the foregoing terms, please indicate such agreement by signing the enclosed duplicate original of this letter in the space provided and returning it to the Company.

Very truly yours,
ElectroCore, Inc.

By:	/s/ Brian M. Posner
Brian M. Posner
Chief Financial Officer

Acknowledged and Agreed.

/s/ Joshua S. Lev
Joshua S. Lev